EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

STRATFORD AMERICAN CORPORATION ANNOUNCES ITS PLANS TO GO PRIVATE

Phoenix, Arizona - January 31, 2006 - Stratford American Corporation (OTCBB: STFA) today announced that it has entered into a definitive merger agreement pursuant to which it will merge with an entity that is controlled by JDMD Investments, L.L.C. (“JDMD”), with Stratford American as the surviving entity. JDMD is a current shareholder of Stratford American, and the principals of JDMD, Gerald J. Colangelo, David H. Eaton, Mel L. Shultz and Dale M. Jensen, are members of the board of directors of Stratford. After giving effect to the merger, Stratford American will be a wholly-owned subsidiary of Stratford Holdings, L.L.C., and JDMD will own 100% of Stratford Holdings.

Under the terms of the merger agreement, Stratford American’s common stock will be converted into the right to receive a cash payment of $0.80 per share. The merger will extinguish all equity interests in Stratford American held by its public shareholders.

Mel L. Shultz, president and a director of Stratford American and a member of JDMD commented, “We have been marketing Stratford’s oil and gas properties for over a year and have not identified any third parties willing to purchase our assets for a price that the Board of Directors considers to be fair to Stratford and its shareholders from a financial point of view.” Richard H. Dozer, a director of Stratford American added, “Stratford is faced with the impending regulatory burden of complying with certain internal control provisions of the Sarbanes-Oxley Act. The Board anticipates that compliance with Sarbanes-Oxley will consume a substantial portion of Stratford’s cash resources. This, coupled with Stratford’s small public float and limited trading volume, has caused the Board to conclude that Stratford should become private.”

The board of directors of Stratford American has approved the merger agreement and has recommended to Stratford American’s shareholders that they vote in favor of the transaction. The merger is conditioned upon, among other things, the affirmative vote of the holders of a majority of the outstanding disinterested shares of common stock (those not owned, directly or indirectly, by JDMD and its affiliates), and the affirmative vote of the holders of a majority of all outstanding shares of common stock (including those shares owned, directly or indirectly, by JDMD and its affiliates). Pursuant to the terms of the merger agreement, Stratford American and its board of directors will have the right to consider competing third party offers and to terminate the merger and accept any such competing offer, without incurring a termination fee, if the board of directors determines in good faith that the competing offer is a superior alternative to the proposed merger that is not matched by JDMD.

In connection with the proposed merger, Stratford American will file a proxy statement with the Securities and Exchange Commission. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement will be mailed to all shareholders with a notice of a special meeting. Shareholders also may obtain a free copy of the proxy statement (when available) and other documents filed by Stratford American at the Securities and Exchange Commission’s web site at http://www.sec.gov.

Stratford American, headquartered in Phoenix, Arizona, engages in the business of natural resource exploration and development.

Certain statements contained in this release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from the forward-looking statements.

Contact:	Stratford American Corporation Mel Shultz (602) 956-7809